                  SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11

                                              THREE MONTHS ENDED
                                              MARCH       MARCH
                                              1995        1994
                                          -----------  ----------
NET INCOME . . . . . . . . . . . . . . . $ 6,247,000   $ 4,475,000

EARNINGS PER COMMON SHARE. . . . . . . .        $.43          $.36

Weighted Average Common Shares
 Outstanding . . . . . . . . . . . . . .   14,639,000   12,436,000

- ---------------------------------------------------------------------

PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENTS . . . . . . . . . . . . . .        $.42            $.35

Weighted Average Common and Common
 Equivalent Shares Outstanding . . . . .  14,853,000      12,765,000

- ---------------------------------------------------------------------

FULLY DILUTED PRIMARY EARNINGS
 PER COMMON AND COMMON
 SHARE EQUIVALENTS . . . . . . . . . . .       $.42          $.35

Weighted Average Common and Common
 Equivalent Shares Outstanding Assuming
 Full Dilution . . . . . . . . . . . . .  14,872,000     12,768,000



Note: Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.





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